Exhibit 15.1

March 18, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We are aware that Aceto Corporation has incorporated by reference constituting a part of this Registration Statement our reports dated February 8, 2013 and November 9, 2012, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarters ended December 31, 2012 and September 30, 2012.  Pursuant to Regulation C under the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO USA, LLP

Melville, New York